Exhibit 10.10

ALLURION TECHNOLOGIES, INC.

EMPLOYMENT AGREEMENT

(Shantanu Gaur, MD)

This Employment Agreement (this “Agreement”), effective as of January 1, 2017 (the “Effective Date”), is made by and between Allurion Technologies, Inc., a Delaware corporation (the “Company”) and Shantanu Gaur, MD, an individual residing at [***] (“Executive”).

WHEREAS, Executive has been engaged by the Company pursuant to the terms of a Consulting Agreement between Executive and the Company, dated as of February 16, 2010 and as amended thereafter, which shall terminate automatically upon the Effective Date;

WHEREAS, Executive and Company are also party to a Restricted Stock Purchase Agreement dated February 16, 2010 (the “RSPA”), which remains in full force and effect; and

WHEREAS, concurrent with the execution of this Agreement, Executive is entering into a Common Shareholder Voting Agreement (the “CSVA”) which replaces the Voting Agreement of March 31, 2011, which terminates automatically upon execution of the CSVA according to the terms thereof; and

WHEREAS, the Company desires to engage Executive as a full-time employee as of the Effective Date, and Executive wishes to be so engaged by the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the respective covenants and commitments of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Executive’s Services. Executive shall continue to serve as Chief Scientific Officer of the Company and will be responsible for such duties as are ordinary, customary and necessary for such role, and as otherwise directed by the Company’s Board of Directors (the “Board”). Executive shall also serve as a Member of the Board. Executive agrees to devote his full business time and his best efforts to the performance of his duties and responsibilities for the Company; provided, however, that Executive may engage in civic, charitable, religious, and/or community-based activities, as well as serve on one non-competitive corporate board of directors subject to advance disclosure to the Board and as long as such activities do not interfere with Executive’s performance of his duties hereunder.

2. Compensation. The Company shall compensate Executive as follows, subject to review of Executive’s entire compensation package by the Board on an annual basis:

2.1 Salary. Beginning on the Effective Date, the Company shall pay Executive an annual salary of $225,000.00 (the “Base Salary”), payable in accordance with the Company’s regular payroll practices and subject to all applicable tax reporting and withholding requirements. The Board shall review Executive’s Base Salary before the end of 2017 and, thereafter, at least once per year, and may increase (but not decrease) it in its sole discretion, with a target of a 5% increase on or before each succeeding January 1st.

2.2 Equity. Promptly after the Effective Date, the Company will recommend to the Board that Executive be granted an incentive stock option to purchase up to 175,000 shares of the Company’s common stock (the “Option”). The Option shall be granted subject to approval of the Board. The exercise price of the Option will be equal to the fair market value of the Company’s common stock, as determined by the Board, on the date of grant. The Option will vest in accordance with the following schedule: the Option shall become exercisable for 25% of the maximum number of shares granted on the first anniversary of the Vesting Start Date (as defined in the Option Agreement), and shall become exercisable for an additional 2.0833% of the maximum number of shares granted on the last day of each one-month period thereafter; so that the Option shall be fully vested on the fourth anniversary of the Vesting Start Date. All vesting shall cease upon the date of termination of employment or provision of services. The Option will be subject to the terms of the Company’s 2010 Stock Incentive Plan or its successor plan and the Stock Option Agreement between the Executive and the Company (collectively, the “Equity Documents”), which shall govern. Notwithstanding anything to the contrary in the Equity Documents, upon a Change in Control (as defined in the Equity Documents), 50% of the Executive’s then outstanding unvested equity shall become vested.

2.3 Expenses. The Company shall pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of duties under this Agreement, subject to the Company’s normal policies for expense approval and the presentment by Executive of appropriate expense reports and receipts in accordance with the Company’s normal policies for expense verification. Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by Executive.

2.4 Liability Insurance; Indemnification. The Company shall make commercially reasonable efforts to maintain an insurance policy or policies providing directors’ and officers’ liability insurance (a “D&O Policy”) and Executive shall be covered by such policy or policies, for the time period that Executive continues in the role of Chief Executive Officer of the Company, in accordance with its or their terms, to the maximum extent of the coverage available under such policy or policies for any officer or director of the Company. In addition, the Company covenants to negotiate and enter into a usual and customary indemnification agreement with Executive by December 31, 2016, in connection with his role as a director of the Company, which agreement will cover, among other things, the cost of defending Executive against certain claims normally covered by the D&O Policy and any deductible under the D&O Policy in connection with such claims. Further, Executive shall be indemnified to the fullest extent permitted under the Company’s by-laws, articles of incorporation, charter, and/or Delaware law.

2.5 Healthcare. Executive shall be eligible to participate in the Company’s group health plan program. As of the date of this Agreement the Company offers its employees a benefits program through the group employer Trinet. This plan may be subject to change or termination without notice.

2.6 Paid Time Off. Executive shall accrue paid time off at the rate of 1.67 days for every month worked, up to a maximum of 20 days. A maximum of 5 days can be carried over to the next calendar year. Please see the Company’s Paid Time Off policy for more details. In addition, Executive is entitled to paid Company Holidays, which include most Massachusetts state employee holidays.

2.7 Sick Leave. Executive will be entitled to sick leave benefits as provided by Massachusetts law.

2.8 Other Benefits. Executive shall be eligible to participate in any employee benefit plans the Company may offer from time to time, which may be subject to change or termination without notice. The plans, programs and practices as briefly outlined in this Agreement reflect their current provisions. Payments and benefits under these plans, programs, and practices as well as other payments referred to in this letter, are subject to IRS rules and regulations with respect to withholding, reporting and taxation. The Company reserves the right to discontinue, suspend, or to modify such plans, programs and practices at any time.

3. Termination of Employment and Severance Benefits. Notwithstanding anything to the contrary in this Agreement, the Executive’s employment hereunder shall terminate under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate, the Final Compensation, as hereafter defined. The Company shall have no further obligation to the Executive hereunder.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon written notice to the Executive, if the Executive becomes “Disabled” during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for a continuous period of sixteen (16) consecutive weeks or for any twenty-six (26) weeks within a fifty-two (52) week period (or such longer period, not to exceed thirty-eight (38) weeks, if the Executive’s disability insurance policy requires a benefit waiting period longer than such 26-week period). Determinations as to whether Executive is Disabled shall be made by a physician selected by the Board or its insurers and acceptable to the Executive or the Executive’s legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed. In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation.

(ii) The Board may designate another employee to act in the Executive’s place during any period the Executive is Disabled. Notwithstanding any such designation, the Executive shall continue to receive all components of Section 2, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause upon written notice to the Executive setting forth the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i) The Executive’s material failure to perform (other than by reason of his being Disabled), or gross negligence in the performance of, his material duties to the Company, provided that before terminating Executive on such grounds, the Board must provide written notice to the Executive setting forth in reasonable detail the nature of such failure or negligence and, if curable, afford Executive 15 days to effect a cure. If Executive effects a cure, then Cause shall not be deemed to exist;

(ii) The Executive’s conviction of any felony, or of any crime involving fraud, theft, misappropriation, embezzlement or forgery;

(iii) The Executive’s engaging in any fraud, theft, embezzlement or other dishonest act with regard to the Company or any of its Affiliates; or

(iv) The Executive’s willful, intentional and material breach by the Executive of this Agreement or any legal duty owed to the Company or any of its Affiliates; provided, however, that the Executive shall have the same notice and cure rights as set forth in Section (c)(i) to cure any alleged breach.

Upon the giving of written notice of termination of the Executive’s employment for Cause, the Company shall have no further obligation to the Executive, other than for Final Compensation.

(d) By the Company Other than for Cause, or By the Executive for Good Reason. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon written notice to the Executive. The Executive may terminate his employment hereunder for Good Reason in accordance with the Good Reason definition below. In the event of such termination (the date of which is the “Date of Termination”), and the Date of Termination is outside of the CIC Period (as defined below), in addition to Final Compensation, the Company will: (i) provide the Executive severance pay at the same rate as the Base Salary for the period of nine (9) months following the Date of Termination (the “Severance Period”); (ii) if the Executive elects to continue his or his family’s healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the full cost of the continuation coverage plus any administration fee during the Severance Period (“Continued Coverage”); provided that if such Continued Coverage would result in penalties under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company may in its sole discretion provide that (A) the Company shall reimburse the Executive in cash (less required withholding) an amount equal to the full premium cost of the Continued Coverage for such month and (B) an additional tax “gross up” payment to cover all estimated applicable local, state and federal income and payroll taxes imposed on the Executive with respect to the Continued Coverage; and (iii) any unvested outstanding options granted to Executive that would have vested during the Severance Period (assuming that the Executive’s employment had not terminated and that the options would have vested for purposes) shall become vested on the Date of Termination.

Any obligation of the Company to the Executive under this Section 3(d) other than for Final Compensation, is conditioned, however, on the Executive signing and returning a timely and effective release of claims in the form to be provided by the Company (the “Employee Release”). Please see Section 3(f) for more details regarding timing of the execution of the Employee Release and timing of payments.

For purposes of this Agreement, Good Reason shall mean the occurrence of one or more of the following events: (i) the material diminution of Executive’s authority, duties or responsibilities; (ii) a material reduction in the aggregate of the Executive’s Base Salary; (iii) a relocation of the Executive’s reporting location which results in the one-way commuting distance for the Executive increasing by more than 20 miles; or (iv) the Company’s material breach of any material term of this Agreement. However, none of the foregoing events or conditions will constitute Good Reason unless: (x) the Executive provides the Company with written objection to the event or condition within ninety (90) days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection, and (z) the Executive resigns his employment within thirty (30) days following the expiration of that cure period.

(e) By the Executive. The Executive may terminate his employment hereunder at any time upon thirty (30) days’ notice to the Company. In the event of termination of the Executive pursuant to this Section 3(e), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive the Base Salary for that portion of the first thirty (30) days of the notice period waived. The Company shall have no further obligation to the Executive, other than for any Final Compensation due to him.

(f) Section 409A. To the maximum extent allowable, any amounts payable pursuant to Section 3 of this Agreement are intended to be exempt from Section 409A of the Code as “separation pay due to involuntary separation from service,” within the meaning of Treasury Regulation §1.409A-l(b)(9)(iii). Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 6(b) unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code and U.S. Department of Treasury regulations and other interpretive guidance thereunder (“Section 409A”) and unless, on or prior to the 60th day following the Date of Termination (A) the Executive executes an Employee Release (B) such Employee Release shall become effective prior to such 60th day; and (ii) if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” with the

Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 5(b) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to Section 5(b) shall be treated as a right to receive a series of separate and distinct payments. To the extent that any reimbursement of any expense hereunder or in-kind benefits provided under this Agreement are: (1) deemed to constitute taxable compensation to the Executive and (2) otherwise deductible under Section 162 or 167 as business expenses incurred in connection with the performance of Executive’s services, such amounts will be reimbursed or provided no later than December 31 of the year following the year in which the expense was incurred. The amount of any such expenses reimbursed or in-kind benefits provided in one year shall not affect the expenses or in-kind benefits eligible for reimbursement or payment in any subsequent year, the Executive’s right to such reimbursement or payment of any such expenses will not be subject to liquidation or exchange for any other benefit, and the Executive may not, directly or indirectly, designate the calendar year of payment. No acceleration of the time and form of payment of any nonqualified deferred compensation to the Executive shall occur unless and to the extent permitted by Section 409A. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A- l(i) and any successor provision thereto). In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

(g) Severance Benefits - Change in Control. If, within twelve (12) months of a Change in Control (as defined in the Equity Documents) (the “CIC Period”), the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason (but not by reason of the Executive’s death, Disability, termination by the Company for Cause or resignation by the Executive without Good Reason), then, in addition to the Final Compensation, and subject to the Executive timely signing and returning an Employee Release, (A) the amounts payable to Executive in Section 3(d)(i)-(ii) shall be increased from nine (9) months to twelve (12) months, and (B) any unvested outstanding equity granted to Executive shall become vested on the Date of Termination.

4. Effect of Termination. The provisions of this Section 4 shall apply to any termination of Executive’s employment.

(a) Payment by the Company of any Final Compensation, severance pay, benefits and bonus compensation due the Executive in accordance with the applicable termination provisions of this Agreement shall constitute the entire obligation of the Company to the Executive.

(b) Other than as provided for in Section 3(d)(g) and except for any additional right of the Executive to continue medical and dental plan participation at his cost in accordance with applicable law, the Executive’s participation in Employee Benefit Plans shall terminate pursuant to the terms of the applicable Employee Benefit Plans based on the date of termination of the Executive’s employment without regard to any severance pay or other payment to the Executive following the date his employment terminates.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 6-12 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 3(d) or 3(g) hereof is expressly conditioned upon the Executive’s performance of obligations under Sections 6-12 hereof. The Executive recognizes that, except as expressly provided herein, no compensation is earned after termination of employment.

5. Other Agreements. Executive represents and agrees that the execution, delivery and performance of this Agreement does not and will not conflict with any other agreement, policy or rule applicable to Executive. Executive covenants not to: (i) disclose to the Company any information required to be kept secret pursuant to an existing confidentiality agreement with any third party, (ii) use the funding, resources, facilities or inventions of any third party to perform his duties hereunder, or (iii) perform his duties hereunder in any manner that would give any third party rights to any intellectual property created in connection with such duties.

6. Confidential Information. During the term of this Agreement and thereafter, the Executive shall not, directly or indirectly, use any Confidential Information (as defined below) other than pursuant to his employment by and for the benefit of the Company, or disclose to anyone outside of the Company any such Confidential Information. The term “Confidential Information” as used throughout this Agreement shall mean all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), including information received prior to the execution of this Agreement, whether written or oral, whether prepared, conceived or developed by a consultant or employee of the Company (including Executive) or received by the Company from an outside source, which is in the possession of the Company (whether or not the property of the Company) and which is maintained in secrecy or confidence by the Company. Without limiting the generality of the foregoing, Confidential Information shall include:

6.1 any idea, improvement, invention, innovation, development, concept, technical data, design, formula, device, pattern, sequence, method, process, composition of matter, computer program or software, source code, object code, algorithm, model, diagram, flow chart, product specification or design, plan for a new or revised product, sample, compilation of information, or work in process, or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form); and

6.2 the name of any customer, supplier, employee, prospective customer, sales agent, supplier or consultant, any sales plan, marketing material, plan or survey, business plan or opportunity, product or development plan or specification, business proposal, financial record, or business record or other record or information relating to the present or proposed business of the Company.

Notwithstanding the foregoing, the term Confidential Information shall not apply to information which the Company has voluntarily disclosed to the public without restriction or which has otherwise lawfully entered the public domain.

Executive acknowledges that the Company from time to time has in its possession information (including product and development plans and specifications) which represents information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. Executive agrees that all such information shall be Confidential Information for purposes of this Agreement.

Executive agrees that all originals and all copies of materials containing, representing, evidencing, recording, or constituting any Confidential Information, however and whenever produced (whether by Executive or others), shall be the sole property of the Company.

7. Inventions.

7.1 Certain Inventions Made by Others. During Executive’s employment, the Executive will use his best efforts (i) to disclose to the Board, on a confidential basis, technology and product opportunities which come to the attention of the Executive in the Field of Interest, and (ii) any invention, improvement, discovery, process, formula or method or other intellectual property relating to or useful in, the Field of Interest, whether or not patentable or copyrightable, and whether or not discovered or developed by Executive. “Field of Interest” shall mean the development or commercialization of medical devices or drug device combinations that could reasonably be expected to compete with the Company’s products, whether then currently marketed or in development, including without limitation products that induce satiety.

7.2 Inventions Made by the Executive. Executive agrees that all Confidential Information and all other discoveries, inventions, ideas, concepts, trademarks, service marks, logos, processes, products, formulas, computer programs or software, source codes, object codes, algorithms, machines, apparatuses, items of manufacture or composition of matter, or any new uses therefor or improvements thereon, or any new designs or modifications or configurations of any kind, or works of authorship of any kind, including, without limitation, compilations and derivative works, whether or not patentable or copyrightable, conceived, developed, reduced to practice or otherwise made by the Executive during the term of his engagement by the Company (whether before or after execution of this Agreement), either alone or with others, and in any way related to or arising out of: (i) the Field of Interest; (ii) Executive’s engagement by the Company; or (iii) Confidential Information of the Company, whether or not conceived, developed, reduced to practice or made on the Company’s premises (collectively, “Company Inventions”), and any and all services and products which embody, emulate or employ any such Company Invention or Confidential Information shall be the sole property of the Company and all copyrights, patents, patent rights, trademarks and reproduction rights to, and other proprietary rights in, each such Company Invention or Confidential Information, whether or not patentable or copyrightable, shall belong exclusively to the Company. The Executive agrees that all such Company Inventions shall constitute works made for hire under the copyright laws of the United States and hereby assigns and, to the extent any such assignment cannot be made at the present time, agrees to assign, to the Company any and all copyrights, patents and other proprietary rights he may have in any such Company Invention, together with the right to file and/or own wholly without restrictions applications for United States and foreign patents, trademark registration and copyright registration and any patent, or trademark or copyright registration issuing thereon.

8. Executive’s Obligation to Keep Records. Executive shall disclose all Company Inventions promptly, fully and in writing to the Company immediately upon development of the same and at any time upon request.

9. Executive’s Obligation to Cooperate. The Executive will, at any time during the term of this Agreement or, if based on Company Inventions, for a period of two (2) years after the termination of this Agreement, upon request of the Company, execute all documents and perform all lawful acts which the Company considers necessary or advisable to obtain for its own benefit patents or copyrights in any and all countries with respect to all Company Inventions assigned pursuant to Section 7, and the Executive will execute, when requested, patent and other applications and assignments thereof to the Company, or Persons (“Person” is defined as an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization) designated by it, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement, and testify in any suit or proceeding involving any of said patents or copyrights or executing any documents deemed necessary by the Company, all without further consideration than provided for herein. It is understood that reasonable out-of-pocket expenses of the Executive’s assistance incurred at the request of the Company under this Section, including meal, travel and lodging expenses if necessary, will be reimbursed by the Company.

10. Noncompetition. Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, the Executive agrees that during the term of this Agreement and for a period of one year after the termination of this Agreement, for any reason the Executive shall not directly or indirectly (a) provide any services in the Field of Interest to any Person other than the Company, (b) become an owner, partner, shareholder, consultant, agent, employee or co-venturer of any Person that conducts business in the Field of Interest. Notwithstanding the foregoing: (i) the Executive may purchase as a passive investment up to one percent (1%) of any class or series of outstanding voting securities of any Person that has committed significant resources to the Field of Interest if such class or series is listed on a national or regional securities exchange or publicly traded in the “over-the-counter” market, and (ii) nothing contained in this Section 10 will prevent the Executive from being employed by a subsidiary, division or affiliate or unit (each, a “Unit”) of an entity if that Unit does not conduct business in the Field of Interest, irrespective of whether some other Unit of such entity conducts business in the Field of Interest subject to Executives compliance in Sections 6-12 of this Agreement.

11. Nonsolicitation. During the term of this Agreement and for a period of one year after the termination of this Agreement, the Executive shall not (a) solicit, encourage, or induce any employee of, or consultant to, the Company (or any other Person who was employed by or was a consultant to the Company during the then-most recent 12 month period) to terminate his or her employment or relationship with the Company in order to become employed by or otherwise perform services for any other Person or (b) solicit, entice away from the Company, or otherwise interfere with the relationship of the Company with any Person who is, or was within the then-most recent 12 month period, a client or customer of the Company.

12. Return of Property. Upon termination of the Executive’s employment with the Company, or at any other time upon request of the Company, the Executive shall return promptly any and all Confidential Information, including customer or prospective customer lists, other customer or prospective customer information or related materials, computer programs, software, electronic data, specifications, drawings, blueprints, medical devices, samples, reproductions, sketches, notes, notebooks, memoranda, reports, records, proposals, business plans,or copies of them, other documents or materials, tools, equipment, or other property belonging to the Company or its customers which the Executive may then possess or have under his control. The Executive further agrees that upon termination of his engagement he shall not take with him any documents or data in any form or of any description containing or pertaining to Confidential Information or any Company Inventions.

13. Miscellaneous.

13.1 Entire Agreement. This Agreement, the Equity Documents, the CSVA and the RSPA constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to such subject matter.

13.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly provided herein and shall not be assignable by operation of law or otherwise.

13.3 Amendments and Supplements. This Agreement may not be altered, changed or amended, except by an instrument in writing signed by the parties hereto.

13.4 No Waiver. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

13.5 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

13.6 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To the Company:

Allurion Technologies, Inc.

14 Huron Drive

Natick, MA 01760

Attention: President

Facsimile: (617) 849-5552

With a copy to:

Goodwin Procter, LLP

100 Northern Avenue

Boston, MA 02210

Attention: Danielle Lauzon, Esq.

Facsimile: 617-321-4754

To the Executive:

Shantanu K. Gaur

[***]

With a copy to:

Sanzone & McCarthy

981 Worcester Street, Suite 1A

Wellesley, MA 02482

Attention: Chris Sanzone, Esq.

email: chris@sanzonemccarthy.com

13.7 Survival; Validity. Notwithstanding the termination of this Agreement for any reason, the Executive’s covenants and obligations set forth in Sections 6-12 shall remain in effect and be fully enforceable in accordance with the provisions thereof. In the event that any provision of this Agreement shall be determined to be unenforceable by reason of its extension for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. If, after application of the preceding sentence, any provision of this Agreement shall be determined to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby. Except as otherwise provided in this Section 13.7, any invalid, illegal or unenforceable provision of this Agreement shall be severable, and after any such severance, all other provisions hereof shall remain in full force and effect.

13.8 Construction. A reference to a Section or a Schedule shall mean a Section in or Schedule to this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

13.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

*****

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as an agreement under seal as of the date first written above.

ALLURION TECHNOLOGIES, INC.

By:	/s/ Jonathan Wecker
Name:	Jonathan Wecker
Title:	Chief Executive Officer

EXECUTIVE:

By:	/s/ Shantanu Gaur
Name:	Shantanu Gaur, MD
Title:	Founder, Chief Scientific Officer

[SIGNATURE PAGE TO GAUR - ALLURION EMPLOYMENT AGREEMENT]